Exhibit 99.1

Contact:

Joe Crivelli

Senior Vice President

Gregory FCA

Direct: 610-228-2100

Mobile: 610-299-6700

NUTRISYSTEM REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS

Board of Directors declares first quarter dividend of 17.5 cents per share;

Weak start to Q1 diet season signals reduced profitability in 2011

Fort Washington, PA-February 24, 2011-Nutrisystem, Inc. (NASDAQ: NTRI), a leading provider of weight management products and services, today reported financial results for the fourth quarter and year ended 2010. The company also announced that the Board of Directors has declared a quarterly dividend of $0.175 per share, payable March 17, 2011, to shareholders of record as of March 7, 2011.

The following are financial highlights for the fourth quarter ended December 31, 2010:

  Revenues were $87.9 million, compared to $105.5 million for the prior year's fourth quarter.
  Operating income from continuing operations was $11.4 million, up 33.1% from $8.6 million in Q4 2009.
  Net income was $7.1 million, compared to $2.7 million (which included the one-time NuKitchen impairment charge, which is currently reflected in discontinued operations) in the fourth quarter of 2009.
  Earnings per diluted share for the fourth quarter was 25 cents, compared to 9 cents per diluted share (which included the one-time NuKitchen impairment charge) in last year's fourth quarter.
  Adjusted EBITDA was $16.9 million, up 16.1% compared to $14.6 million for Q4 2009. Adjusted EBITDA is defined as income from continuing operations excluding non-cash employee compensation, other income (expense), equity and impairment loss, interest, income taxes and depreciation and amortization.

For the twelve months ended December 31, 2010:

  Revenues were $509.5 million, compared to $524.6 million in 2009.
  Operating income from continuing operations was $53.2 million, up 7.6% from $49.4 million in 2009.
  Net income was $33.6 million for the year, a 16.8% increase from $28.8 million in 2009.
  Earnings per diluted share was $1.12, a 21.7% increase from 92 cents per diluted share in 2009.
  Adjusted EBITDA was $75.8 million, up 8.4% compared to $69.9 million in 2009.
  Cash, cash equivalents and marketable securities was $41.2 million at December 31, 2010.

Joe Redling, Chairman and Chief Executive Officer said, "2010 was a challenging year, with two very different stories. We enjoyed strong sequential revenue and new customer trends in the first half, followed by softening customer demand and deteriorating year-over-year comparisons in the second half. However, we carefully controlled expenses and pricing, which drove strong increases in gross margin, operating profit, net income and adjusted EBITDA. This demonstrates the flexibility of the Nutrisystem business model - even when the revenue environment is challenging, we can manage the core business to sustain profitability and preserve shareholder value.

In the first quarter of 2011, Nutrisystem continued to experience significant year-over-year declines in customer starts throughout the month of January. The Company's diet season launch, which featured one free week and inclusion of frozen food at a reduced price, was ineffective in light of intense competitive activity and bargain-focused consumer behavior, despite new creative and heavy media spend in January. In response to these trends the company deployed new promotional strategies that improved customer response and conversion rates in the month of February. However, the disappointing results in January and continued expected competitive challenges have caused the company to forecast 2011 revenues and profitability below 2010 levels."

Mr. Redling continued, "As we moved into 2011, a major new product launch in the commercial diet industry impacted our January sales. We reacted quickly and our price rollback promotion had an immediate positive impact on customer starts, but at the expense of gross margin. To preserve profitability and cash flow, we are taking the immediate hard action needed to further reduce costs. Longer term, it is clear that we need new product offerings and new sales channels to re-energize top-line growth going forward, and to that end we plan to invest in new product development efforts in 2011."

David Clark, Chief Financial Officer added, "We continue to expect a profitable year in 2011, with earnings in the range of 40 to 50 cents per diluted share and positive adjusted EBITDA. In the first quarter, we believe that reduced revenues, margin pressure, and one-time charges, including severance, will result in a forecasted first quarter loss of 30 to 35 cents per diluted share. Nutrisystem maintains a strong balance sheet with over $41 million of cash and marketable securities and only $30 million of borrowings under our $200 million revolving credit facility as of December 31, 2010, and we believe we will remain in compliance with all financial covenants throughout 2011. On the strength of our liquidity position, our Board of Directors authorized a quarterly dividend of 17.5 cents per share."

Conference Call and Webcast

Management will host a webcast to discuss fourth quarter 2010 financial results today at 4:30 PM Eastern time. The webcast will include remarks from Chairman and Chief Executive Officer Joe Redling and Chief Financial Officer David Clark.

A webcast of the conference call will be available live on the Investor Relations section of Nutrisystem's website. Interested parties unable to access the conference call via the webcast may dial 913-981-4904 and reference conference ID 8235160. A replay of the conference call will be available on the Company website following the event.

About Nutrisystem

Nutrisystem, Inc. (NASDAQ: NTRI) is a leading provider of weight management products and services. Nutrisystem is sold direct to the consumer through nutrisystem.com, by phone, and at select retailers, with convenient home delivery. The Company offers proven nutritionally balanced weight loss programs designed for women, men, and seniors, as well as the clinically tested Nutrisystem D plan, designed to help people with type 2 diabetes who want to lose weight. The Nutrisystem program is based on more than 35 years of nutrition research and the science of the low glycemic index, and offers a variety of great tasting, satisfying high-fiber, good carbohydrate meals that are heart healthy. Nutrisystem was named the "Best Value" of the six most popular commercial diet programs by SmartMoney magazine in January 2010. The program has no membership fees and provides weight management support by trained weight loss coaches and online weight management tools free of charge. In 2010 Internet Retailer magazine recognized Nutrisystem as one of the top two overall online retailers in the Food and Drug category, and as number 56 of the top 500 online retailers overall. Nutrisystem proudly supports the American Diabetes Association in its Movement to Stop Diabetes and WomenHeart, The National Coalition for Women with Heart Disease, in its mission to bring about a greater awareness of the link between heart disease and obesity. For more information or to become a customer visit http://www.nutrisystem.com or call 1-800-435-4074.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding Nutrisystem's plans and expectations for the first quarter of 2011 and full year 2011, continuing to pay regular quarterly dividends and other statements that are not statements of historical fact constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in Nutrisystem, Inc.'s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. Nutrisystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)
	Three Months Ended December 31, __________________________		Year Ended December 31, _______________________
	2010	2009	2010	2009

REVENUE	$ 87,862	$ 105,454	$ 509,515	$ 524,618
COSTS AND EXPENSES:
Cost of revenue	38,221	48,142	224,806	241,163
Marketing	18,691	27,982	145,868	146,426
General and administrative	16,822	17,429	73,853	76,418
Depreciation and amortization	2,709	3,323	11,773	11,177
Total costs and expenses	76,443	96,876	456,300	475,184
Operating income from continuing operations	11,419	8,578	53,215	49,434
OTHER INCOME (EXPENSE)	-	68	(32)	407
EQUITY AND IMPAIRMENT LOSS	-	-	-	(4,000)
INTEREST (EXPENSE) INCOME, net	(68)	120	5	104
Income from continuing operations before income taxes	11,351	8,766	53,188	45,945
INCOME TAXES	4,272	2,978	19,309	13,072
Income from continuing operations	7,079	5,788	33,879	32,873
DISCONTINUED OPERATIONS:
Gain (loss) on discontinued operations, net of income taxes	11	(3,070)	(242)	(4,083)
Net income	$ 7,090	$ 2,718	$ 33,637	$ 28,790
BASIC INCOME PER COMMON SHARE:
Income from continuing operations	$ 0.25	$ 0.19	$ 1.14	$ 1.07
Loss from discontinued operations	-	(0.10)	(0.01)	(0.14)
Net income	$ 0.25	$ 0.09	$ 1.13	$ 0.93
DILUTED INCOME PER COMMON SHARE:
Income from continuing operations	$ 0.25	$ 0.19	$ 1.13	$ 1.06
Loss from discontinued operations	-	(0.10)	(0.01)	(0.14)
Net income	$ 0.25	$ 0.09	$ 1.12	$ 0.92

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	26,760	29,610	28,312	29,458
Diluted	27,149	30,075	28,686	29,769
Dividends declared per common share	$ 0.175	$ 0.175	$ 0.70	$ 0.70

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except share and per share amounts)
	Year Ended December 31, _______________________
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 20,376	$ 32,198
Marketable securities	20,843	30,324
Receivables	9,256	13,057
Inventories, net	28,747	52,012
Prepaid income taxes	5,513	2,420
Deferred income taxes	1,854	2,756
Supplier advances	15,240	-
Other current assets	11,855	10,682
Current assets of discontinued operation	-	166
Total current assets	113,684	143,615
FIXED ASSETS, net	34,324	21,164
IDENTIFIABLE INTANGIBLE ASSETS, net	-	250
OTHER ASSETS	1,945	5,758
	$ 149,953	$ 170,787
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 26,435	$ 32,488
Accrued payroll and related benefits	4,874	1,097
Deferred revenue	4,488	3,853
Other accrued expenses and current liabilities	3,867	2,653
Current liabilities of discontinued operation	-	183
Total current liabilities	39,664	40,274
BORROWINGS UNDER CREDIT FACILITY	30,000	-
NON-CURRENT LIABILITIES	5,313	1,550
Total liabilities	74,977	41,824
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred stock, $.001 par value (5,000,000 shares authorized, no shares issued and outstanding)	-	-
Common stock, $.001 par value (100,000,000 shares authorized; shares issued - 28,099,812 at December 31, 2010 and 30,949,784 at December 31, 2009)	26	29
Additional paid-in capital	3,088	6,515
Retained earnings	71,990	122,503
Accumulated other comprehensive loss	(128)	(84)
Total stockholders' equity	74,976	128,963
	$ 149,953	$ 170,787

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Year Ended December 31, _________________________
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 33,637	$ 28,790
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on discontinued operations	242	4,083
Depreciation and amortization	11,773	11,177
Loss on disposal of fixed assets	120	113
Share-based expense	10,951	9,382
Deferred income tax expense (benefit)	4,118	(2,531)
Equity and impairment loss	-	4,000
Changes in operating assets and liabilities:
Receivables	3,682	4,308
Inventories, net	23,265	(929)
Supplier advances	(15,240)	-
Other assets	(1,086)	(2,499)
Accounts payable	(6,766)	1,221
Accrued payroll and related benefits	3,784	(1,029)
Deferred revenue	778	(1,125)
Income taxes	(2,525)	2,475
Other accrued expenses and liabilities	200	(824)
Net cash provided by operating activities of continuing operations	66,933	56,612
Net cash (used in) provided by operating activities of discontinued operations	(316)	852
Net cash provided by operating activities	66,617	57,464
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(540)	(30,344)
Sales of marketable securities	10,000	-
Capital additions	(19,594)	(8,184)
Proceeds from the sale of fixed assets	22	125
Net cash used in investing activities of continuing operations	(10,112)	(38,403)
Net cash provided by (used in) investing activities of discontinued operations	112	(168)
Net cash used in investing activities	(10,000)	(38,571)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facility	30,000	-
Exercise of stock options	124	563
Equity compensation awards, net	(3,079)	(2,170)
Repurchase and retirement of common stock	(74,997)	(1,939)
Payment of dividends	(20,662)	(21,421)
Net cash used in financing activities	(68,614)	(24,967)
Effect of exchange rate changes on cash and cash equivalents	9	(193)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(11,988)	(6,267)
CASH AND CASH EQUIVALENTS, beginning of year	32,364	38,631
CASH AND CASH EQUIVALENTS, end of year	20,376	32,364
LESS CASH AND CASH EQUIVALENTS OF DISCONTINUED OPERATIONS, end of year	-	166
CASH AND CASH EQUIVALENTS OF CONTINUING OPERATIONS, end of year	$ 20,376	$ 32,198

NUTRISYSTEM, INC. AND SUBSIDIARIES

ADJUSTED EBITDA RECONCILIATION TO GAAP RESULTS

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Adjusted EBITDA	$ 16,907	$ 14,557	$ 75,772	$ 69,911
Non-cash employee compensation expense	(2,779)	(2,656)	(10,784)	(9,300)
Other income (expense)	-	68	(32)	407
Equity and impairment loss	-	-	-	(4,000)
Interest (expense) income, net	(68)	120	5	104
Income taxes	(4,272)	(2,978)	(19,309)	(13,072)
Depreciation and amortization	(2,709)	(3,323)	(11,773)	(11,177)

Income from continuing operations	$ 7,079	$ 5,788	$ 33,879	$ 32,873

Adjusted EBITDA is defined as income from continuing operations excluding non-cash employee compensation, other income or expense, equity and impairment loss, interest, income taxes and depreciation and amortization. We believe Adjusted EBITDA is a useful performance metric for management and investors because it is more indicative of the ongoing operations of the company.

Adjusted EBITDA excludes certain non-cash and non-operating items to facilitate comparisons and provide a meaningful measurement that is focused on the performance of the ongoing operations of the Company.